UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Spherix Incorporated
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12051 Indian Creek Court

Beltsville, Maryland 20705

Notice of Annual Meeting of Stockholders

to be held on June 28, 2006

and Proxy Statement

The Annual Meeting of Stockholders of Spherix Incorporated (the “Company”) will be held at the Rocky Gap Lodge and Golf Resort, 16701 Lakeview Road, NE, Flintstone, MD 21539, on June 28, 2006, at 10:00 a.m., Eastern Daylight Time.

The items of business are:

(1)          Election of eight (8) Directors.

(2)          Ratification of the appointment of the independent accountants.

(3)          Transaction of other business that may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made part of this Notice.

The Company’s Proxy Statement, Proxy Card, and Annual Report on Form 10-K accompany this Notice.

Pursuant to the By-Laws of the Company, the Board of Directors has fixed the close of business on April 28, 2006 as the Record Date for determination of Stockholders entitled to Notice and to vote at the Annual Meeting and any adjournment thereof. Only Common Stockholders of record on the date so fixed are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

Katherine M. Brailer, Corporate Secretary

PLEASE EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. IF YOU DO ATTEND THE MEETING AND VOTE PERSONALLY, YOUR PROXY WILL AUTOMATICALLY BE REVOKED AT THAT TIME.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 28, 2006

This Proxy Statement is being mailed on or about May 1, 2006, with the solicitation of Proxies in the accompanying form by the Board of Directors of Spherix Incorporated, a Delaware Corporation. The Annual Meeting of its Stockholders will be held June 28, 2006, at 10:00 a.m. E.D.T., at the Rocky Gap Lodge and Golf Resort, 16701 Lakeview Road, NE, Flintstone, MD 21539. The cost of solicitation of Proxies will be borne by the Company. The Company will reimburse brokers, banks, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending Company-supplied Proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, Directors, Officers, and employees of the Company may solicit Proxies personally or by telegraph or telephone without additional compensation.

All shares represented by Proxy will be voted at the Annual Meeting in accordance with the choices specified on the Proxy, and where no choice is specified, in accordance with the recommendations of the Board of Directors. Thus, where no choice is specified, the Proxies will be voted for the election of Directors, and for ratification of the appointment of independent accountants. A Stockholder giving a Proxy will have the power to revoke it at any time before it is exercised. A Proxy will be revoked automatically if the Stockholder who executed it is present at the Annual Meeting and elects to vote in person.

Each Stockholder will be entitled to one vote for each share of Common Stock $.005 par value per share (“Common Stock”) held by the Stockholder at the close of business on April 28, 2006. At that time, there were 13,578,356 shares of Common Stock outstanding.

In accordance with the laws of the State of Delaware and the Company’s Certificate of Incorporation and By-Laws, a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions and broker non-votes are not counted for purposes of the election of Directors. An abstention will be counted as a vote against the approval of any other matter to come before the Annual Meeting. Broker non-votes will not be voted for any other matter scheduled to come before the Annual Meeting.

It is anticipated that the Directors and Officers will vote their shares of Common Stock in favor of the Nominees for election to the Board of Directors listed herein, and for ratification of the appointment of independent accountants listed herein.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders. The Board of Directors has currently fixed the number of Directors at eight (8). Unless otherwise instructed, the persons named in the accompanying Proxy intend to vote the Shares represented by the Proxy for the election of the eight (8) Nominees listed below. Although it is not contemplated that any Nominee will decline or be unable to serve as a Director, in such event, Proxies will be voted by the Proxy holder for such other persons as may be designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Election of a Board of Directors requires a plurality of the votes cast at the Meeting.

The current Board of Directors consists of Mr. Douglas T. Brown, Mr. A. Paul Cox, Jr., Mr. George C. Creel, Dr. Gilbert V. Levin, Mrs. M. Karen Levin, Mr. Richard C. Levin, Dr. Robert A. Lodder, Jr., and Dr. Robert J. Vander Zanden. The Board of Directors has determined that a majority of its members, being Messrs. Brown, Cox, Creel, Lodder, and Vander Zanden, are independent Directors within the meaning of the applicable NASD rules.

The following table sets forth the Nominees for Membership on the 2006-2007 Spherix Board of Directors. It also provides certain information about the Nominees as of April 28, 2006.

Nominees for Election to Board of Directors

			Director
Name	Age	Position	Since
Douglas T. Brown	52	Director	2004
A. Paul Cox, Jr.	68	Director	2004
George C. Creel	72	Director	2004
Gilbert V. Levin	82	Chair and Executive Officer for Science	1967
M. Karen Levin	86	Director	1968
Richard C. Levin	53	Director, CEO and President, and CFO	2005
Robert A. Lodder, Jr.	46	Director	2005
Robert J. Vander Zanden	60	Director	2004

Mr. Douglas T. Brown, Spherix Incorporated Board Member since 2004, is Senior Vice President and Manager of the Corporate Banking Government Contracting Group for PNC Bank N.A., Washington, DC. Mr. Brown has been with PNC and its predecessor bank, Riggs Bank, since 2001 and previously worked for Bank of America, N.A. and its predecessor banks for 16 years as a Loan Officer, as well as a manager of Loan Officers throughout the Mid-Atlantic and New England. Subsequent to 1990, the majority of Mr. Brown’s customers were companies that provided services to the Federal Government and State governments. Mr. Brown holds a B.A. degree in Political Science from American University and a graduate degree from The Stonier Graduate School of Banking at the University of Delaware. He is not now, nor has he been for the past five years, a director of a public company other than Spherix.

Mr. A. Paul Cox, Jr., Spherix Incorporated Board Member since 2004, brings both information technology and general corporate management experience to Spherix. He holds a B.E.S. in Electrical Engineering and an M.S. in Management Science, both from The Johns Hopkins University. Mr. Cox began his career designing special purpose digital computers for the Westinghouse Underseas Division, where he remained for seven years. Advancing through technical assignments, he achieved increasing management responsibility in information systems, technical services, and sales promotion, serving 13 years at IBM, 10 years at Data Systems Corporation as President and CEO, and then as Chairman and CEO of the Codema Corporation. He was then recruited by Standard Register as its Vice President and General Manager. Now Principal of his own Asset Protection Company, Mr. Cox has served on various educational, industrial, civic and charitable boards. He is not now, nor has he been for the past five years, a director of a public company other than Spherix.

Mr. George C. Creel, Spherix Incorporated Board Member since 2004, received his Bachelor of Engineering degree in Mechanical Engineering from The Johns Hopkins University in Baltimore, Maryland, in 1955. Except for a brief tour on active duty in the U.S. Army Corps of Engineers, he spent his full-time working career with the Baltimore Gas and Electric Company (BGE). There, Mr. Creel rose from Junior Engineer to Chief Mechanical Engineer, to Executive Vice President and Acting Chief Operating Officer until his retirement from BGE in 1997. His general management experience, including strategic planning and focusing on performance management, brings added strength to Spherix. He specializes in leadership development, executive coaching, strategic planning, and performance management. Mr. Creel serves on advisory boards for several engineering schools. He is not now, nor has he been for the past five years, a director of a public company other than Spherix.

Dr. Gilbert V. Levin founded Spherix Incorporated in 1967 and has been Chair, President and/or Chief Executive Officer since incorporation. He currently serves as Chairman of the Board and Executive Officer for Science. Dr. Levin previously served in the public health departments of Maryland, California, and the District of Columbia and, subsequently, as a research scientist and corporate official. Among his inventions are low-caloric sweeteners; biological nutrient removal (BNR) for municipal wastewater, rapid detection and identification of microorganisms; and the Labeled Release life detection experiment that landed on Mars in 1976 aboard NASA’s Viking Mission. He holds a Bachelor’s, Master’s, and a Ph.D., all from The Johns Hopkins University, where he also served on its Board of Trustees and presently serves on its National Advisory Councils for the Whiting School of Engineering and the Sheridan Libraries. He is not now, nor has he ever been, a director of a public company other than Spherix. He has not worked for any company other than Spherix for the past 38 years.

Mrs. M. Karen Levin severed as a Vice President of Spherix Incorporated until her retirement on January 4, 2006, and is an original member of the Board of Directors. Mrs. Levin led Spherix’s public relations information efforts and coordinated proposals for government and commercial business development. She served as Director of the Company’s Information Services Division for 25 years, while it grew into a major sector spawning the Government and Commercial Information branches. Previously, Mrs. Levin was a science and medical reporter and writer for the Washington Bureau of Newsweek magazine. She also served as a writer and public information consultant to the National Institute of Mental Health. She joined the Company in 1968, a year after its founding. Mrs. Levin holds a B.A. in English from Vassar College. Mrs. Levin is the wife of Dr. Levin. She has worked for no other company since 1968, nor has she been a director of any other public company.

Mr. Richard C. Levin joined the Company in 1991 as Business Manager. Mr. Levin progressed through various executive positions within the Company and served as the CFO and Vice President for Administration during 2002. In February 2003, Mr. Levin was promoted to the position of Interim President of the InfoSpherix Division. In September 2004, Mr. Levin was appointed Acting CEO and President and, in February 2005 was elected CEO and President. Prior to joining Spherix, he was the General Manager of the Catalyst Research Division of the Mine Safety Appliances Company. Mr. Levin holds a B.S. in business administration from the University of Baltimore and is a C.P.A. in the State of Maryland. Mr. Levin is the nephew of Dr. and Mrs. Levin. He was elected to the Board of Spherix in May 2005. Mr. Levin is not now, nor has he been for the past five years, a director of a public company other than Spherix.

Dr. Robert A. Lodder, Spherix Incorporated Board Member since 2005, is the Director of the Analytical Spectroscopy Research Group of the Advanced Science and Technology Center at the University of Kentucky. He is currently Professor of Pharmaceutical Sciences at the College of Pharmacy, University of Kentucky Medical Center, and holds joint appointments in the Department of Electrical and Computer Engineering, and the Division of Analytical Chemistry of the Department of Chemistry at the University of Kentucky. Dr. Lodder received his B.S. degree cum laude in Natural Science and his M.S. in Chemistry in 1983 from Xavier University, Cincinnati, OH in 1981. He received his Ph.D. in Analytical Chemistry in 1988 from Indiana University. He was a founder of InfraReDx, Inc. in 1998 and Prescient Medical, Inc. in 2004. Neither of these companies are public, and they do not engage in business with Spherix. He is not now, nor has he been for the past five years, a director of a public company other than Spherix.

Dr. Robert J. Vander Zanden, Spherix Incorporated Board Member since 2004, having served in two Vice President positions with Kraft Foods International, brings a long and distinguished career in technical and business aspects of the food science industry to Spherix. Dr. Vander Zanden holds a Ph.D. in Food Science from Kansas State University, and an M.S. and B.S. in Chemistry, the latter from the University of Wisconsin – Platteville, where he was named a Distinguished Alum in 2002. In his career that spans more than 30 years, he has been with ITT Baking Company as a Product Development Scientist; with Ralston Purina as Manager of Dietary Foods R&D; with Keebler as Group Director, Product and Process Development; and with Grupo Gamesa, a Frito-Lay Company, as Vice President, Technology. His focus on achieving product and process innovation through training, team building, and creating positive working environments has resulted in his being recognized with many awards for product and packaging innovation. Dr. Vander Zanden retired from Kraft Foods in 2004. Currently, he is adjunct assistant professor and lecturer in the Department of Food, Science, and Human Nutrition at Clemson University. He is not now, nor has he been for the past five years, a director of a public company other than Spherix.

The Board of Directors has determined that each of Messrs. Brown, Cox, Creel, Lodder, and Vander Zanden, constituting a majority of the Nominees, are independent Directors within the meaning of the applicable NASD rules.

The by-laws provide that a Stockholder of the Company entitled to vote for the election of Directors may nominate persons for election to the Board of Directors by providing written notice to the Secretary of the Company not less than 10 and not more than 30 days prior to the Annual Meeting. Such notice shall include (i) the name and address of the Stockholder and of each person to be nominated, (ii) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such Meeting and intends to appear in person or by proxy at the Meeting to nominate each person specified, (iii) a description of all understandings between the Stockholder and each nominee and other person (naming such person) pursuant to which the nomination is to be made by the Stockholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors and (v) the consent of each nominee to serve as a Director of the Company if so elected. The Chairman of the Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Each independent Director was paid an annual retainer of $2,000 and fees of $1,200 for each Meeting of the Board and each in-person Committee Meeting he or she attended that did not coincide with a Board Meeting. In April 2006, each of the independent Directors was granted options for 5,000 shares of Common Stock. Non-independent Directors are not paid for their services as Directors, nor do they receive options for their service as Directors.

No Director serves as a director of any other publicly-held company. There is not and has not been for the previous two fiscal years any relationship between the Company and any company in which any Director has a 1% or greater interest.

Board of Directors and Committee Meetings in Board Year 2005-2006

The Company’s Board of Directors held four (4) regular meetings from May 12, 2005, to April 28, 2006, all of which were attended by all members. In addition, there were four (4) special meetings, three of which were attended by all members, and the other of which was attended by all members except Mr. Brown. The Board of Directors has six (6) Committees:  Audit, Compensation & Benefits, Executive, Nominating, Science & Technology, and Strategic Planning. The Committees generally meet quarterly.

The Audit Committee members during this time period were Mr. Brown, Chair; Mr. Cox, and Mr. Creel. The Committee has authority to review the financial records of the Company, deal with its independent auditors, recommend to the Board policies with respect to financial reporting, and investigate all aspects of the Company’s business. There were four (4) Audit Committee meetings, all of which were attended by all members. The Audit Committee Charter is available on the Company’s website at www.spherix.com. Each member of the Audit Committee satisfies the independence requirements and other established criteria of the NASD and the Securities and Exchange Commission. The Board of Directors believes that, while the members of its Audit Committee have substantial financial and management experience and are fully qualified to carry out the functions of the Audit Committee, none of its members meets the requirements of an audit committee financial expert as defined in the Securities and Exchange Commission rules.

The Compensation & Benefits Committee oversees the Company’s executive compensation and recommends various incentives for key employees to encourage and reward increased corporate financial performance, productivity and innovation. Its members during this time period were Dr. Vander Zanden, Chair; Mr. Cox, and Mr. Creel. There were four (4) meetings, all of which were attended by all Committee Members. The Compensation Committee Charter is available on the Company’s website at www.spherix.com.

The Executive Committee may act on behalf of the Board of Directors on matters requiring action in the interim between meetings of the full Board. Its members during this time period were Dr. Levin, Chair; Mr. Brown, and Mr. Levin. No meetings were held by this Committee.

The Nominating Committee recommends to the Board, for adoption by the Board, the proposed Board for election by the Stockholders. Its members during this time period were Mr. Creel, Chair; Dr. Lodder, and Dr. Vander Zanden, who held one (1) meeting. The Nominating Committee Charter is available on the Company’s website at www.spherix.com. The Nominating Committee does not have any formal minimum qualifications for Director candidates. The Nominating Committee identifies candidates by first evaluating current members of the Board who are willing to continue in service. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Nominating Committee then identifies the desired skills and experience of a new candidate(s). Among other factors, when considering a prospective candidate, the Nominating Committee considers a candidate’s business experience and skills, science and technology attributes pertinent to Company business, personal integrity and judgment, and possible conflicts of interest. To date, the Nominating Committee has not utilized the services of any search firm to assist it in identifying Director candidates. The Nominating Committee’s policy is to consider Director candidate recommendations from its Stockholders which are received no later than December 31 prior to any Annual Meeting, including confirmation of the candidate’s consent to serve as a Director. Upon receipt of such a recommendation, the Nominating Committee will solicit appropriate information about the candidate in order to evaluate the candidate, including information that would need to be described in the Company’s Proxy Statement if the candidate were nominated. Candidates recommended by Stockholders will be evaluated on the same basis as other candidates.

The Science & Technology Committee’s mission is to carry out inquiries into matters in science and technology with which the Company ought to be concerned, including the Company’s new science and advanced technology programs, major internal projects, interactions with academic and independent research organizations, and the acquisition of technologies. Its members during this time period were Dr. Lodder, Chair; Dr. Levin, and Dr. Vander Zanden. Two meetings of this Committee were held and were attended by all members.

The Strategic Planning Committee uses the experience and expertise of its members to assist the Board of Directors by presenting for approval strategic long-term plans for our businesses. Its members during this time period were Mr. Cox, Chair; Dr. Levin, Mr. Levin, and Dr. Vander Zanden. Two meetings of this Committee were held and were attended by all members.

Any Stockholder may communicate in writing by mail at any time with the entire Board of Directors or any individual Director (addressed to “Board of Directors” or to a named Director), c/o Spherix Incorporated, ATTN:  K. Brailer, 12051 Indian Creek Court, Beltsville, MD 20705, or via e-mail at info@spherix.com. All communications will be promptly relayed to the appropriate Directors. The Corporate Secretary will coordinate all responses.

It is the policy of the Board of Directors that its members are encouraged to attend the Annual Meeting. The 2005 Annual Meeting was attended by all Directors.

The Company has adopted a worldwide Code of Ethics, which is available on the Company’s website at www.spherix.com.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth the shares of Common Stock beneficially owned by all Executive Officers and Directors as a group as of April 28, 2006. Except for Dr. Levin, Chairman of the Board and Executive Officer for Science, and Mrs. Levin, Director and former Vice President, no person is known by the Company to own beneficially more than 5% of the outstanding Common Stock. The ownership of Dr. and Mrs. Levin is detailed below.

Beneficial Ownership of Common Stock by Executive Officers and Directors

Title of Class	Name of Beneficial Owner	Amount and Nature of Ownership		Percent Of Class
Common	Gilbert V. Levin	1,393,348	(1) (2)	9.9
Common	M. Karen Levin	1,340,109	(2)	9.5
Common	Richard C. Levin	118,298	(2)	*
Common	Douglas T. Brown	17,500	(2)	*
Common	A. Paul Cox, Jr.	8,500	(2)	*
Common	George C. Creel	8,500	(2)	*
Common	Robert J. Vander Zanden	8,500	(2)	*
Common	Robert A. Lodder, Jr.	5,100	(2)	*
Common	Robert L. Clayton	2,500	(2)	*
Common	Jeffrey T. Lowe	2,500	(2)	*
Common	All Executive Officers and Directors as a Group	2,904,855	(2)	20.6

*                 Less than 1% of the outstanding shares of Common Stock of the Company.

(1)          Includes 1,600 shares held jointly with M. Karen Levin.

(2)          Included in the number of shares beneficially owned by G.V. Levin, M.K. Levin, R.C. Levin, D.T. Brown, A.P. Cox, G.C. Creel, R.J. Vander Zanden, R.A. Lodder, R.L. Clayton, J.T. Lowe, and All Executive Officers and Directors as a Group are 227,750, 60,000, 117,500, 7,500, 7,500, 7,500, 7,500, 5,000, 2,500, 2,500, and 445,250 shares, respectively, which such persons have a right to acquire within 60 days pursuant to stock options.

As of April 28, 2006, Dr. Levin, Chairman of the Board and Executive Officer for Science, and Mrs. Levin, Director and former Vice President, 3180 Harness Creek Road, Annapolis, Maryland, beneficially owned in the aggregate 2,733,457 shares of Common Stock (19.4% of the 14,074,556 outstanding shares(1)). Dr. Levin and Mrs. Levin

(1) Includes 496,200 shares which could be acquired pursuant to stock options or warrants within 60 days.

are husband and wife. As principal Stockholders of the Company, they are considered control persons with respect to the Company.

All Directors and Executive Officers as a group, as beneficial owners of 2,904,855 shares of Common Stock, owned 20.6% of the 14,074,556 outstanding shares(1). With the exception of Cede & Co., the holder of record for certain brokerage firms and banks, no other person is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

In February 2001, the Board of Directors adopted the Rights Agreement (the “Agreement”). The Agreement provides each Stockholder of record a dividend distribution of one “right” for each outstanding share of the Company’s Common Stock. Rights become exercisable at the earlier of ten days following:  (1) a public announcement that an acquirer has purchased or has the right to acquire 10% or more of the Company’s Common Stock, or (2) the commencement of a tender offer which would result in an offeror beneficially owning 10% or more of the outstanding Common Stock of the Company. All rights held by an acquirer or offeror expire on the announced acquisition date, and all rights expire at the close of business on December 31, 2010. Each right entitles a Stockholder to acquire, at a stated purchase price, 1/100 of a share of the Company’s preferred stock, which carries voting and dividend rights similar to one share of its Common Stock. Alternatively, a right holder may elect to purchase for the stated price an equivalent number of shares of the Company’s Common Stock at a price per share equal to one-half of the average market price for a specified period. In lieu of the stated purchase price, a right holder may elect to acquire one-half of the Common Stock available under the second option. The purchase price of the preferred stock fractional amount is subject to adjustment for certain events as described in the Agreement. At the discretion of a majority of the Board and within a specified time period, the Company may redeem all of the rights at a price of $0.001 per right. The Board may also amend any provisions of the Agreement prior to exercise.

Executive Officers

Executive Officers are elected annually by the Board of Directors. The Executive Officers of the Company as of April 28, 2006, are listed in the following table.

Executive Officers as of April 28, 2006

Name	Age	Position
Robert L. Clayton	43	Director of Finance, and Treasurer
Gilbert V. Levin	82	Chairman, and Executive Officer for Science
Richard C. Levin	53	Chief Executive Officer and President, and Chief Financial Officer
Jeffrey T. Lowe	49	Vice President, Corporate Communications

Dr. Levin’s and Richard Levin’s professional experience are discussed above.

Mr. Robert L. Clayton was elected to the Office of Director of Finance and Treasurer in May 2005. Mr. Clayton previously served as Controller. Prior to joining Spherix, he was a Senior Auditor for the Public Accounting Firm Rubino & McGeehin Chartered. Mr. Clayton holds a B.S. in business and management from the University of Maryland and a C.P.A. from the District of Columbia. He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Mr. Jeffrey T. Lowe was elected to the Office of Vice President of Corporate Communications in May 2005. Mr. Lowe previously served as Director of Communications, and prior to that (in reverse chronological order): Director of Proposals and Publications, Proposal Manager, and Proposal Writer. During his employment, Mr. Lowe has been principally responsible for the production, quality, and output of the Company’s proposals, to which virtually all of the Company’s current revenue-generating contracts owe their existence. Prior to joining Spherix, Mr. Lowe had careers as a journalist and a marine engineer. Mr. Lowe holds a B.A. in Journalism from the University of Maryland and a dual B.S. in Marine Engineering and Nautical Science from the United States Merchant Marine Academy. He is not now, nor has he been for the past five years, a director of a public, for-profit company other than Spherix.

Executive Compensation Tables

Summary of Compensation in Last Three Fiscal Years

The following summary of compensation table sets forth the compensation paid by the Company during the three years ended December 31, 2005, to all Executive Officers earning in excess of $100,000 during any year.

Summary of Compensation

					Long-Term Compensation
					Awards	Payouts
		Annual Compensation			No. of
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Com- pensation ($) (2)	Securities Underlying Options (3)	All Other Compen- sation ($)
Richard C. Levin	2005	184,167	10,000	7,200	8,000	4,622
CEO & President, and	2004	169,375	—	7,200	—	4,250
CFO	2003	151,600	—	7,200	10,000	3,803

Jeffrey T. Lowe	2005	126,250	6,000	—	2,000	3,156
VP, Corp. Comm.	2004	113,833	—	—	—	2,846
	2003	77,049	—	5,400	1,000	1,926

Gilbert V. Levin	2005	118,000	—	7,200	—	3,130
Executive Officer	2004	122,325	—	7,200	—	4,538
for Science	2003	221,800	—	7,200	100,000	4,538

Robert L. Clayton	2005	114,250	4,500	—	2,000	2,856
Director of Finance and	2004	107,118	—	—	—	2,678
Treasurer	2003	96,369	—	5,400	500	2,544

(1)          Bonuses are based on the achievement of performance goals and are awarded by the Board of Directors pursuant to an incentive compensation plan.

(2)          Includes compensation expense for automobile allowances.

(3)          Represents the number of options.

Option Grants in Last Fiscal Year

The following option grants table sets forth the total options granted by the Company during the year ended December 31, 2005, to the Executive Officers earning in excess of $100,000 during the year. Although these stock options were not granted until April 7, 2006, they were awarded in conjunction with performance goals achieved during the year ended December 31, 2005.

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted	Fiscal Year	per Share ($)	Date	5% ($)	10% ($)
Robert L. Clayton	2,000	5.9%	$2.20	2/15/2011	$1,216	$2,686

Richard C. Levin	8,000	24.5%	$2.20	2/15/2011	$4,863	$10,745

Jeffrey T. Lowe	2,000	5.9%	$2.20	2/15/2011	$1,216	$2,686

(1)          Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the SEC’s rule. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions, and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Grants

The Spherix Incorporated 1997 Stock Option Plan (the “Plan”) was approved by the Company’s Stockholders on May 15, 1998. The Plan was revised and re-approved by the Stockholders on May 12, 2005. The Plan provides for the grant of incentive stock options and non-qualified stock options to select employees and Directors of the Company. The Plan provides for the issuance of up to 1,000,000 shares of Common Stock. As of December 31, 2005, there were 507,200 outstanding options granted to individuals including the above-named Executive Officers, and all 507,200 were exercisable as of such date.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and option holdings by each of the named Executive Officers earning in excess of $100,000 during the year ended December 31, 2005:

	No. of		Number of Securities Underlying Unexercised Options at FYE	Value of Unexercised In-the-Money Options at FYE (2)
Name	Shares Acquired on Exercise	Value Realized (1)	Exercisable/ Unexercisable	Exercisable ($)/ Unexercisable ($)
Robert L. Clayton	—	—	2,500 / 2,000	- / $2,500

Richard C. Levin	—	—	117,500 / 8,000	- / $10,000

Jeffrey T. Lowe	—	—	2,500 / 2,000	- / $2,500

(1)          Represents the closing price per share on the date the option was exercised less the option exercise price multiplied by the number of shares acquired upon exercise.

(2)          Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing price per share was $3.45 on the last trading day of fiscal year as reported on the NASDAQ.

Long-Term Incentive Plan - Awards in Last Fiscal Year

There were no long-term Incentive Plan awards during 2005.

Compensation Agreements

On March 23, 2004, Dr. Levin’s Employment Agreement was amended and restated. It provides lifetime payments of $12,500 each quarter following his full retirement from the Company. This Restated Agreement supersedes and replaces all previous agreements concerning Spherix’s obligations for Dr. Levin’s retirement benefits. On November 16, 2005, Mrs. Levin’s Exit Agreement was approved by the Board. It provides lifetime payments of $12,500 each quarter following her full retirement from the Company, which occurred on January 4, 2006. This Exit Agreement supersedes and replaces all previous agreements concerning Spherix’s obligations for Mrs. Levin’s retirement benefits.

To ensure the availability of their services to the Company after their respective retirements, Dr. and Mrs. Levin each have entered into Consulting Agreements with the Company. On March 23, 2004, the Board approved a Restated Consulting Agreement for Dr. Levin, which limits his post-retirement consultation to any Company requests that may be issued to him from time to time. No minimum amount of consulting time is required. For any consulting time so requested and provided, Dr. Levin will be compensated at the rate of $2,000 per day, subject to the Federal CIP, plus related expenses. On November 16, 2005, the Board approved a Consulting Agreement for Mrs. Levin, which limits her post-retirement consultation to any Company requests that may be issued to her from time to time. No minimum amount of consulting time is required. For any consulting time so requested and provided, Mrs. Levin will be compensated at the rate of $1,000 per day, subject to the Federal CIP, plus related expenses.

For Dr. and Mrs. Levin’s many years of service, the Company has agreed to fund long-term, continuous lifetime long-term care and healthcare policies.

Effective January 1, 1990, the Company established the Spherix Incorporated 401(k) Retirement Plan. The Plan is a discretionary defined contribution plan and covers substantially all employees who have attained the age of

21, have completed six months of service, and have worked a minimum of 500 hours. The Company matches an amount equal to 50% of the employees’ contribution, up to 5% of the employees’ eligible compensation. No Spherix stock has been bought by this fund or issued to it by the Company in lieu of cash contributions.

On February 17, 2005, the Board of Directors approved the termination of Spherix’s Employee Stock Purchase Plan, effective as of July 1, 2005.

Equity Compensation Plan Information

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of December 31, 2005 (all of which have been approved by the Company’s Stockholders), as well as rights to acquire shares of the Company’s Common Stock granted to an unaffiliated investor pursuant to a warrant issued by the Company in connection with a private placement of securities and rights to acquire shares of Company Common Stock granted to the independent members of the Board of Directors of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (#)		Weighted average exercise price of outstanding options, warrants and rights (b) (#)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (#)
Equity compensation plans approved by security holders	482,200		7.75	402,000
Equity compensation plans not	Options(1):	25,000	$7.23	N/A
approved by securities holders	Warrants(2):	585,973	$7.00
Total	1,093,173		$7.34	236,400

(1)          Consists of stock options issued to the Board of Directors.

(2)          Consists of warrants issued to an unaffiliated institutional investor in connection with a private placement of securities. These warrants were exercised in full in March 2006.

COMMITTEES

Committees are appointed annually by the Chair.

Report of the Compensation & Benefits Committee

The following report of the Compensation & Benefits Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report or the performance graphs by reference therein.

The Company’s compensation program for Executives consists of five key elements:

•                  a base industry competitive salary;

•                  a car allowance;

•                  an annual review of the salary by the Board;

•                  a Company-performance-based annual bonus opportunity; and

•                  stock options based on individual performance.

The Compensation Committee believes that this multi-part approach serves the interests of the Company and its Stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates, while ensuring that Executive Officers are compensated in a way that advances both the short-term and long-term interests of Stockholders. Under this approach, compensation for these Executive Officers involves a high proportion of pay that is “at risk” – namely, the annual bonus and stock options. The annual bonus is based on Company and individual performance in meeting or exceeding its Annual Business Plan and individual goals as determined by the Board. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s Stockholders.

Base Salary - Base salaries for the Company’s Executive Officers, as well as changes in such salaries, are determined annually, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the Officer and the length of the Officer’s service.

Annual Review – Executive Officers’ performances are reviewed annually by the Compensation Committee.

Annual Bonus – Bonuses are awarded to Executive Officers for achieving established performance goals.

Stock Options - The final component of the Company’s Executive compensation program is the grant of stock options. The number of options granted is based on each Executive’s individual performance, level of responsibility, and the Company’s performance. The Compensation Committee recommends such awards to the Board for action. Stock options are used as incentives to motivate the key managers of the Company’s operations as well as Company Executive Officers, and to induce the Executives to remain in the employment of the Company. Accordingly, the Compensation Committee permits stock options to be exercisable with tenure requirement.

On February 17, 2005, Richard C. Levin, acting CEO and President, was elected to the position of Chief Executive Officer and President of the Company at an annual salary of $187,000. Effective January 1, 2006, Mr. Levin’s annual salary was increased to $190,000. In April 2006, he was issued options for the purchase of 8,000 shares of the Company’s common stock under the 1997 Stock Option Plan. Also in April 2006, Mr. Levin was awarded a bonus of $10,000. Both the stock option grant and the bonus were awarded in conjunction with performance goals achieved during the year ended December 31, 2005.

This report is submitted by the Compensation Committee of the Board of Directors:

Robert J. Vander Zanden, Chair
A. Paul Cox, Jr.
George C. Creel

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Spherix during the fiscal year ended December 31, 2005, consisted of Dr. Vander Zanden, Chair; Mr. Cox, and Mr. Creel. None of these individuals has served as an Officer or employee of the Company nor is there any other relationship between any member of the Compensation Committee and the Company which is required to be disclosed under applicable proxy regulations.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

During fiscal year 2005, in overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee’s review included receipt of written disclosures and letters from the outside auditors as well as a discussion with the outside auditors of matters required pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to the Company’s independent auditors, the Committee, among other things, discussed with the auditors matters relating to their independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee of the Board of Directors:

Douglas T. Brown, Chair
A. Paul Cox, Jr.
George C. Creel

Grant Thornton LLP Fees For Fiscal 2005

The following table sets forth the fees paid by the Company to Grant Thornton LLP for audit and other services provided in 2005 and 2004:

	2005	2004

Audit fees	$109,000	$87,300
Tax fees	14,000	10,200
Total	$123,000	$97,500

The Audit Committee considered whether the provision of services referenced above is compatible with maintaining Grant Thornton’s independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Performance Graph

The following graph assumes $100 was invested on December 31, 2000 in Spherix Common Stock, the S&P 500 Index and the S&P small cap 600. It compares the cumulative total return on each, assuming reinvestment of dividends, for the five-year period ended December 31, 2005.

Cumulative Total Return

Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on the Proxy Card)

The Board of Directors has reappointed the firm of Grant Thornton LLP to be the Company’s independent accountants for the year 2006 and recommends that Stockholders vote “FOR” ratification of that appointment. The Company is advised that no member of the firm of Grant Thornton LLP has any interest, financial or otherwise, direct or indirect, in the Company. A representative from Grant Thornton LLP will attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer questions. If the Stockholders, by the affirmative vote of a majority of the shares of Common Stock represented at the Meeting, do not ratify the selection of Grant Thornton LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

OTHER BUSINESS

(Item 3 on the Proxy Card)

As of the date of this statement, the management of Spherix Incorporated has no knowledge of any business that may be presented for consideration at the Annual Meeting, other than that described above. As to other business, if any, that may properly come before the Annual Meeting, or any adjournment thereof, it is intended that the Proxy hereby solicited will be voted in respect of such business in accordance with the judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

Stockholders intending to present a proposal at the 2007 Annual Meeting of Stockholders must submit such proposals to the Company at Spherix Incorporated, ATTN:  K. Brailer, Corporate Secretary, 12051 Indian Creek Court, Beltsville, MD 20705, no later than December 30, 2006. The Company’s by-laws provide that any Stockholder wishing to nominate a Director must do so in writing delivered to the Corporate Secretary of the Company at least ten (10) days and not more than thirty (30) days prior to the Annual Meeting. For further details, please see the discussion under Item One hereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Katherine M. Brailer, Corporate Secretary

Please sign, date, and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

SPHERIX INCORPORATED

June 28, 2006

☒	Please mark your
votes as in this
box.

		FOR all nominees	WITHHOLD
		listed to right	AUTHORITY
		(except as marked	to vote for all
		to the contrary	nominees					FOR	AGAINST	ABSTAIN
		below)	listed at right			2.	PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS THE INDEPENDENT ACCOUNTANTS OF THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006	☐	☐	☐
1.	ELECTION	☐	☐	Nominees:	Douglas T. Brown
	OF				A. Paul Cox, Jr.
	DIRECTORS				George C. Creel
Gilbert V. Levin
M. Karen Levin
INSTRUCTION: To withhold authority to vote for any individual nominee(s), put an X in the “FOR all nominees” box and strike a line through the name(s) of nominee(s) not voted for in the list at the right.					Richard C. Levin	3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
					Robert A. Lodder, Jr.		SUCH OTHER BUSINESS AS MAY PROPERLY COME UP BEFORE THE
					Robert J. Vander Zanden		MEETING.

							I plan to attend the Annual Meeting in Flintstone, MD,			☐
at 10:00 a.m. on June 28, 2006

This proxy will be voted as specified hereon. If no indication to the contrary is made hereon, this proxy will be voted for all nominees for Directors listed in Proposal 1 and for Proposal 2. SPHERIX’S DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM, AND SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

Dated _______________, 2006
PLEASE SIGN HERE AND RETURN PROMPTLY	PLEASE PRINT YOUR NAME	NUMBER OF SHARES VOTED

NOTE:  If signing as Attorney, Administrator, Executor, Guardian or Trustee, please add your title as such.

SPHERIX INCORPORATED

BOARD OF DIRECTORS PROXY

ANNUAL MEETING OF STOCKHOLDERS

Gilbert V. Levin, M. Karen Levin and Katherine M. Brailer, or any of them, each with the power of substitution, are hereby appointed Proxies of the undersigned to vote all shares of Common Stock of Spherix Incorporated owned by the undersigned at the Annual Meeting of Stockholders, to be held at the Rocky Gap Lodge and Golf Resort, 16701 Lakeview Road, NE, Flintstone, MD 21539, on June 28, 2006, at 10:00 a.m. EDT, or any adjournment thereof, upon the proposals set forth on the reverse and, in their discretion, upon all other matters as may properly be brought before the meeting.

(Continued and to be signed on the reverse side.)